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                                                                  Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-43017 on Form N-1A of our report dated November 28, 2005 relating to the financial statements of Lord Abbett Municipal Income Trust appearing in the Annual Report to Shareholders of Lord Abbett Municipal Income Trust for the year ended September 30, 2005 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
January 30, 2006